Exhibit 99.1

LogicVision Adopts Stockholder Rights Plan

SAN JOSE, Calif. – December 16, 2008 – LogicVision, Inc. (NASDAQ: LGVN), a leading provider of semiconductor built-in-self-test (BIST) and diagnostic solutions, today announced that its Board of Directors has adopted a Stockholder Rights Plan.

LogicVision announced separately today, in its response to an unsolicited proposal, that its Board will continue to work with its financial advisor to consider strategic alternatives. The Rights Plan is designed to enable all Company stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire the Company. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics.

Under the Rights Plan, one right will be distributed for each outstanding share of Common Stock of the Company held by stockholders of record as of the close of business on December 26, 2008. The rights will be issued as a non-taxable dividend. The rights will trade with the Company’s Common Stock unless and until they are separated upon the occurrence of certain future events (i.e., acquisition by a person, entity or group of 15% of more of the Company’s Common Stock, or ten days after announcement of a tender offer or exchange offer for 15% or more of the Company’s Common Stock). The Company’s Board of Directors may terminate the Rights Plan or redeem the Rights at any time prior to a person, entity or group acquiring 15% or more of the Company’s Common Stock.

The rights will be exercisable only if a person, entity or group acquires 15% or more of the Company’s Common Stock, subject to certain exceptions set forth in the Rights Plan. If a person, entity or group acquires 15% or more of the Company’s Common Stock while the Rights Plan remains in place, all rights holders, except the 15% acquirer, will be entitled to acquire the Company’s Common Stock at a discount. The effect will be to discourage acquisitions of 15% or more of the Company’s Common Stock in the absence of negotiations with the Board.

The Rights Plan, which is similar to the rights plans of many other public companies, has a limited term of one year and will expire on December 16, 2009, unless the rights are earlier redeemed or the Rights Plan is terminated earlier by the Board.

A copy of the Rights Plan, which includes a summary of the Rights Plan as an exhibit thereto, will be filed with the Securities and Exchange Commission.

About LogicVision, Inc.

LogicVision provides proprietary technologies for embedded test and yield learning that enable more efficient manufacturing test of complex semiconductors. LogicVision's embedded test solutions allow integrated circuit designers to embed test functionality into a semiconductor design that is used during semiconductor production test and throughout the useful life of the chip. The company's advanced Design for Test (DFT) product line, ETCreate, works together with Silicon Insight applications and Yield Insight to improve profit margins by reducing device field returns and test costs, accelerating silicon bring-up times and shorten both time to market and time to yield. For more information on the company and its products, please visit the LogicVision website at www.logicvision.com.

LogicVision, Embedded Test and LogicVision logos are trademarks or registered trademarks of LogicVision, Inc. in the United States and other countries. All other trademarks and service marks are the property of their respective owners.

Contacts:

LogicVision Contact:
Jim Healy
LogicVision
(408) 452-2472
investorrelations@logicvision.com

Except for statements of historical fact, the matters set forth in this press release are forward-looking statements within the meaning of the ‘safe harbor’ provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding the anticipated benefits and expected consequences of the Rights Plan. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of factors that may cause results to differ, see LogicVision's Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and LogicVision's other SEC reports. These forward-looking statements speak only as of the date thereof. The Company undertakes no obligation to revise or update publicly any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release, other than as required by law.

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